Exhibit 3.9

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
SERIES B CONVERTIBLE PREFERRED STOCK
OF
CARROLS RESTAURANT GROUP, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (“DGCL”), Carrols Restaurant Group, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST: The defined term “Director Cessation Date” in Section 2 of the Certificate of Designation of Series B Convertible Preferred Stock of the Corporation (the “Certificate of Designation”) is hereby amended in its entirety by inserting the following in lieu thereof:

“Director Cessation Date” means the first date on which the number of shares of Common Stock into which the outstanding shares of Series B Convertible Preferred Stock held by the Investors are then convertible constitute less than 7.5% of the total number of outstanding shares of Common Stock.

SECOND: The defined term “Director Step-Down Date” in Section 2 of the Certificate of Designation is hereby amended in its entirety by inserting the following in lieu thereof:

“Director Step-Down Date” means the first date on which the number of shares of Common Stock into which the outstanding shares of Series B Convertible Preferred Stock held by the Investors are then convertible constitute less than 11.5% of the total number of outstanding shares of Common Stock.

THIRD: This Certificate of Amendment to Certificate of Designation was duly adopted by the Corporation’s directors and stockholders in accordance with the applicable provisions of Sections 242 of the DGCL.
[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Designation to be signed this 29th day of August, 2019.

CARROLS RESTAURANT GROUP, INC.

/s/ William E. Myers
Name: William E. Myers
Title: Vice President, General Counsel
and Secretary